Exhibit 10.1

PROMISSORY NOTE

$200,000.00	Wilmington, Delaware
Maturity Date: Six Months (or on funding)	Effective Date: December 31, 2024

1.	LOAN AMOUNT

Principal Loan Amount: The sum of $200,000.00 (“Loan Amount” or “Loan”) payable in favor of Limitless X Holdings Inc. (the “Maker” or the “Company”) specifically for the retainer fee for the 2024 audit as well as additional securities attorney’s invoices, and additional marketing expenses, currently due and owing, paid by Jaspreet Mathur directly in full as of the Effective Date hereof.

2.	MAKER’S PROMISE TO PAY

For value received, the Maker, promises to pay to the order of “Jaspreet Mathur”, including his agents, manager, members, successors, and assigns (collectively referred to as the “Holder”), at 9777 Wilshire Blvd., #400, Beverly Hills, CA 90212, or at such other address as the Holder hereof may from time to time in writing designate, at the times specified below, in lawful money of the United States of America, the principal sum of Two Hundred Thousand Dollars ($200,000) together with interest at the agreed rate of 12% fixed equaling the total sum (“Total Balance”) of Two Hundred Twelve Thousand Dollars ($212,000.00). The Maker agrees to pay the Total Balance on the earlier of (i) June 27, 2025, or (ii) the date on which the Maker secures funding of at least $1 million in an offering (“Qualified Financing’), whichever comes first (“Maturity Date”).

3.	PAYMENTS

Maker will pay to Holder the Full Balance of the Loan Amount, which includes principal and interest, on or before the Maturity Date. Should Maker receive financing in a Qualified Offering prior to June 27, 2025, this Note and the Total Balance shall then become immediately due and payable at the closing of the Qualified Financing.

4.	ADDITIONAL CONSIDERATION - ISSUANCE OF EQUITY

In consideration for the Holder’s willingness to provide the Loan, the Maker shall cause to be issued an aggregate of Seventy Thousand (70,000) shares of the Company’s common stock to the Holder, within three (3) business days after the Effective Date. These shares will be restricted securities under Rule 144 of the Securities Act of 1933, as amended (“Securities Act”) and subject to all restrictions on transfer under the Securities Act.

5.	DEFAULT

Upon the occurrence of any of the following “Events of Default”, at the option of the Holder, all sums of principal and interest on this Note shall be immediately due and payable, without presentment, protest, notice of protest, notice of nonpayment or dishonor, or other notices or demands of any kind whatsoever, all of which are hereby expressly waived by Maker: (a) failure of Maker to pay any installment when due under this Note, which failure is not cured within seven (7) calendar days from receipt by Maker of a written or verbal notice from Holder, including via email; (b) filing by or against the Maker of a petition in bankruptcy or for relief under any bankruptcy or similar laws or for a receiver for Maker or any property thereof; or (c) attachment, seizure, foreclosure or sequestration of or with respect to any property of the Maker. Upon any demand or Event of Default, Maker shall pay to Holder all costs and expenses of collection, including, without limitation, reasonable attorneys’ fees and legal costs incurred or paid by Holder on account of such collection, whether or not suit is instituted, plus default interest on any unpaid amount at a rate of 3% accruing monthly.

Failure by the Holder hereof to declare a default shall not constitute a waiver of any subsequent default. Acceptance of payment in arrears shall not waive or affect the right to accelerate this Note. After acceleration of the indebtedness evidenced by this Note, such indebtedness shall continue to bear interest at the rate set forth herein. All remedies of Holder under this Note are cumulative and in addition to any other remedies provided for by law or in equity, and may otherwise to the extent permitted by law, be exercised separately and the exercise of any one remedy shall not be deemed to be an election of such remedy only, to the exclusion of all others.

6.	NOTICE

Any notice, demand or other communication under this Note shall be in writing and shall be deemed to have been given on the date of service, if served personally on the party to whom notice is to be given, or upon receipt if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed to the address above or such other address the Parties may designate in writing hereafter. Holder or Maker may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth in this paragraph.

7.	MISCELLANEOUS PROVISIONS

Time is of the essence with respect to all of the obligations of Maker under this Note.

This Note will be considered to have been executed and delivered, and to be performed in New Castle County, Delaware for all purposes including jurisdiction and venue of any proceedings to enforce the Agreement. Each Party waives any argument based on forum non conveniens or similar provisions of law relating to the place of trial. This Note shall be interpreted under Delaware law, without regard to Delaware law regarding choice of law or conflicts of laws.

The undersigned expressly agrees that this Note or any payment under this Note may be extended by the Holder from time to time without in any way affecting the liability of the undersigned hereunder.

If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect. To the extent that any term of this Note conflicts with any law, the conflicting term shall be limited only to the extent necessary to comply with said law.

Any of the terms or conditions of this Note may be waived by the Holder in writing, but no such waiver shall affect or impair the rights of the Holder to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note.

This Note shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, and successors in interest of the parties hereto. Maker may not assign the obligations created herein. Holder may assign this Note.

No modification, amendment, or waiver of any provisions of this Note shall be binding upon any party unless made in writing and signed by that party or by a duly authorized officer or agent that that party. Each party has had the opportunity to consult and/or has consulted with legal counsel prior to executing this Note.

Holder:		Maker:

By:	/s/ Jaspreet Mathur	/s/ Danielle Young
	Jaspreet Mathur	Limitless X Inc.
		By:	Danielle Young, Chief Operating Officer